                                                                   EXHIBIT 10.29

                            THIRD AMENDMENT TO LEASE

         THIS THIRD AMENDMENT TO LEASE (the "Amendment") is made and entered into as of the 27th day of June, 2002, by and between EOP-BREA PARK CENTRE, L.L.C., a Delaware limited liability company ("Landlord"), and HOLLYWOOD SOFTWARE, INC, a California corporation ("Tenant").

                                    RECITALS

A. Landlord (as successor in interest to Spieker Properties, L.P., a California limited partnership) and Tenant are parties to that certain lease dated March 31, 1999, which lease has been previously amended by First Amendment to Lease dated May 10, 2000, Second Amendment to Lease dated February 16, 200l and a Holdover Agreement Letter dated May 2, 2002 ("Holdover Agreement") (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 2,281 rentable square feet (the "Original Premises") consisting of (i) 879 rentable square feet known as Suite No. 104 and
         (ii) 1,402 rentable square feet known as Suite No. 300 on the 1st and 3rd floors of the building commonly known as Brea Park Centre located at 2601 Saturn Street, Brea, California (the "Building").

B. Tenant and Landlord agree to relocate Tenant from the Original Premises to 1,520 rentable square feet of space described as Suite No. 106 on the 1st floor of the Building shown on Exhibit A attached hereto
         (the "Substitution Space").

C. The Lease by its terms expired on April 30, 2002 ("Prior Expiration Date") and the parties have entered into a Holdover Agreement. The parties desire to extend the Term, all on the following terms and conditions.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I. Substitution.

         A. Effective as of the Substitution Effective Date (hereinafter defined), the Substitution Space is substituted for the Premises and, from and after the Substitution Effective Date, the Premises, as defined in the Lease, shall be deemed to mean the Substitution Space containing 1,520 rentable square feet and described as Suite No. 106 on the 1st floor of the Building.

         B. The Term for the Substitution Space shall commence on the Substitution Effective Date and, unless sooner terminated pursuant to the terms of the Lease, shall end on the Extended Expiration Date (as hereinafter defined). The Substitution Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Substitution Space Effective as of the Substitution Effective Date, the Lease shall be terminated with respect to the Original Premises, and, unless otherwise specified, "Premises" shall mean the Substitution Space. Tenant shall vacate the Original Premises as of the Substitution Effective Date (such date that Tenant is required to vacate the Original Premises being referred to herein as the "Original Premises Vacation Date") and return the same to Landlord in "broom clean" condition and otherwise in accordance with the terms and conditions of the Lease.

II. Substitution Effective Date.

         A. The "Substitution Effective Date" shall be the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit B hereto) in the Substitution Space has been substantially completed, which is estimated to be August 15, 2002 (the "Target Substitution Effective Date"); provided however, that if Landlord shall be delayed in substantially completing the Landlord work in the Substitution Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Substitution Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Tenant Delay(s). A "Tenant Delay" means any act or omission of Tenant or its agents, employees, vendors or contractors that actually

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                  delays substantial completion of the Landlord Work, including, without limitation, the following:

                  1. Tenant's failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

                  2. Tenant's selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

                  3. Changes requested or made by Tenant to previously approved plans and specifications;

                  4. The performance of work in the Substitution Space by Tenant or Tenant's contractor(s) during the performance of the Landlord Work; or

                  5. if the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant's contractor(s) in the completion of such work.

                  The Substitution Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delay[s]), other than any details of construction, mechanical adjustment or any other matter, the nonperformance of which does not materially interfere with Tenant's use of the Substitution Space. The adjustment of the Substitution Effective Date and, accordingly, the postponement of Tenant's obligation to pay Rent on the Substitution Space shall be Tenant's sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Substitution Space not being ready for occupancy by Tenant on the Target Substitution Effective Date. During any period that the Substitution Effective Date is postponed and Tenant's obligation to pay Rent for the Substitution Space is correspondingly postponed, Tenant shall continue to be obligated to pay Rent for the Original Premises in accordance with the terms of the Lease.

         B. In addition to the postponement, if any, of the Substitution Effective Date as a result of the applicability of Paragraph
                  II. A. of this Amendment, the Substitution Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Substitution Space for any other reason (other than Tenant Delays), including, but not limited to, holding over by prior occupants. Any such delay in the Substitution Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Substitution Effective Date is delayed, the Extended Expiration Date shall not be similarly extended.

III. Extension. The Term of the Lease is extended for a period of approximately 40 months and 14 days and shall expire on August 14, 2005 ("Extended Expiration Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Expiration Date ("Extension Date") and ending on the Extended Expiration Date shall be referred to herein as the "Extended Term".

IV. Base Rent. As of the Substitution Effective Date, the schedule of Base Rent payable with respect to the Premises during the remainder of the current Term and the Extended Term is the following:

         ----------------------------------------------------------------------------------------------
             Months of Term            Annual Rate              Annual                   Monthly
             or Period               Per Square Foot           Base Rent                Base Rent
         ----------------------------------------------------------------------------------------------
         8/15/02-8/31/02               $18.00                 $27,360.00                $1,176.80
                                                                                  ($73.55 per diem x 16
                                                                                          days)
         ----------------------------------------------------------------------------------------------
         9/1/02-8/31/03                $18.00                 $27,360.00                $2,280.00
         ----------------------------------------------------------------------------------------------
         9/1/03-8/31/04                $18.60                 $28,272.00                $2,356.00
         ----------------------------------------------------------------------------------------------
         9/1/04-7/31/05                $19.20                 $29,184.00                $2,432.00
         ----------------------------------------------------------------------------------------------
         8/1/05-8/14/05                $19.20                 $29,184.00                $1,098.30
                                                                                  ($78.45 per diem x 14
                                                                                         days)
         ----------------------------------------------------------------------------------------------

         All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.


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         Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Substitution Effective Date is the Target Substitution Effective Date. If the Substitution Effective Date is later than the Target Substitution Effective Date, (i) the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the Substitution Space shall be appropriately adjusted on a per diem basis to reflect the actual Substitution Effective Date and the actual Substitution Effective Date shall be set forth in a confirmation letter to be prepared by Landlord, and (ii) Tenant shall continue to pay Landlord Base Rent for the Original Premises at the rate in effect immediately prior to the Extension Date until the Substitution Effective Date. However, the effective date of any increases or decreases in the Base Rent rate shall not be postponed as a result of an adjustment of the Substitution Effective Date as provided above.

V. Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

VI. Tenant's Proportionate Share. For the period commencing with the Substitution Effective Date and ending on the Extended Expiration Date, Tenant's Proportionate Share for the Premises is 3.1367%.

VII. Operating Expenses. For the period commencing with the Substitution Effective Date and ending on the Extended Expiration Date, Tenant shall pay for Tenant's Proportionate Share of Operating Expenses applicable to the Premises in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant's Proportionate Share of Operating Expenses applicable to the Premises is 2002. If the Substitution Effective Date is later than the Extension Date, Tenant shall continue to pay Additional Rent for the Original Premises in accordance with the terms of the Lease until the Substitution Effective Date.

VIII. Improvements to Substitution Space.

         A. Condition of Substitution Space. Tenant has inspected the Substitution Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

         B. Responsibility for Improvements to Substitution Space. Landlord shall perform improvements to the Substitution Space in accordance with the Work Letter attached hereto as Exhibit B.

IX. Early Access to Substitution Space. During any period that Tenant shall be permitted to enter the Substitution Space prior to the Substitution Effective Date (e.g., to perform alterations or improvements), if any, Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Additional Rent as to the Substitution Space. If Tenant takes possession of the Substitution Space prior to the Substitution Effective Date for any reason whatsoever (other than the performance of work in the Substitution Space with Landlord's prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rent and Additional Rent as applicable to the Substitution Space to Landlord on a per diem basis for each day of occupancy prior to the Substitution Effective Date.

X. Holding Over. If Tenant continues to occupy the Original Premises after the Original Premises Vacation Date (as defined in Section I above), occupancy of the Original Premises subsequent to the Original Premises Vacation Date shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year, but Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of the Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to three times the sum of the Base Rent and Additional Rent due for the period immediately preceding such holding over, provided that in no event shall Base Rent and Additional Rent during the holdover period be less than the fair market rental for the Original Premises. No holding over by Tenant in the Original Premises or payments of money by Tenant to Landlord after the Original Premises Vacation Date shall be construed to prevent Landlord from recovery of immediate possession of the Original Premises by summary proceedings or otherwise. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant also shall be liable to Landlord for all damage, including any consequential damage, which Landlord may suffer by reason of any holding over by


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         Tenant in the Original Premises, and Tenant shall indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Original Premises to such other tenant or prospective tenant.

XI. Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:


         A. Rent Adjustment. Notwithstanding the Base Rent schedule set forth in Section IV of this Amendment, upon the full and final execution of this Amendment by Landlord and Tenant, Tenant shall be entitled to a rent adjustment shall be In the amount of $917.75 for each month (the "Rent Adjustment") for the period commencing on May 1, 2002 and ending on the date of execution of this Amendment (the "Rent Adjustment Period"). By way of example, should Tenant occupy the Substitution Space on August 15, 2002, Tenant shall receive a credit against Base Rent in the amount of $3,212.13 (3.5 months x $917.75). In the event Tenant defaults at any time during the Extended Term, the Rent Adjustment shall immediately become due and payable. The payment by Tenant of the Rent Adjustment in the event of a default shall not limit or affect any of Landlord's other rights, pursuant to the Lease or at law or in equity. Only the Rent Adjustment shall be abated during the Rent Adjustment Period and all other Additional Rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

         B.       Parking. Effective as of the Substitution Effective Date,
                  Article 37 of the Lease shall be amended by decreasing the number of non-reserved parking spaces to 5 non-reserved parking spaces (the "Parking Spaces") in the parking areas at no charge. Except as modified herein, the use of the Parking Spaces shall be subject to the terms of Article 37 of the Lease.

         C. Utility Deregulation. Notwithstanding anything to the contrary set forth in the Lease, Operating Expenses shall include, to the extent permitted by applicable laws, a fee for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for electricity, provided that such fee shall not exceed 50% of any savings obtained by Landlord.

         D. Landlord's Notice Address and Remittance Address. Effective as of the date of this Amendment, Landlord's Notice Address and Remittance Address set forth in the Basic Lease Information section of the Lease shall be deleted in its entirety and the following shall be substituted therefor:

                  "Landlord:                With a copy to:

                  EOP-BREA PARK CENTRE,     Equity Office Properties Trust
                  L.L.C.                    Two North Riverside Plaza
                  C/o Equity Office         Suite 2100
                  Properties Trust          Chicago, Illinois 60606
                  3230 Imperial Highway     Attention: Regional Counsel--Los
                  Suite 210                 Angeles Region
                  Brea, California 92821
                  Attention: Building
                  Manager

                  Rent is payable to the order of Equity Office Properties at the following address: EOP-Brea Park Centre, L.L.C., Department 11483, PO Box 60077, Los Angeles, CA 90060-0077."

XII. Miscellaneous.

         A. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Substitution Space, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.


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


         B. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

         C. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

         D. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

         E. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

         F. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaties, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "Landlord Related Parties") harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiates, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the "Tenant Related Parties") harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

         G. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.


                        [SIGNATURES ARE ON FOLLOWING PAGE]


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


         IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.


                           LANDLORD:

                           EOP-BREA PARK CENTRE, L.L.C., a Delaware limited liability company

                           By: EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

                                    By:      Equity Office Properties Trust, a
                                             Maryland real estate investment
                                             trust, its general partner

                                             By: /s/ Mark Valentine
                                                 -------------------------------

                                             Name: Mark Valentine
                                                   -----------------------------

                                             Title: Managing Director-Leasing
                                                    ----------------------------

                                    TENANT:

                                    HOLLYWOOD SOFTWARE, INC., a California
                                    corporation

                                    By:  /s/       James Miller
                                        -----------------------------------

                                    Name:          James Miller
                                          --------------------------------

                                    Title:            CFO
                                           -------------------------------

                                    By:   /s/   David W. Gajda
                                        ----------------------------------

                                    Name:       David W. Gajda
                                          --------------------------------

                                    Title:      Vice President
                                           -------------------------------


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